Astoria Financial Corporation Names Jane D. Carlin To Its Board Of Directors

LAKE SUCCESS, N.Y., Jan. 29, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), announced today that their Boards of Directors appointed Jane D. Carlin, effective January 29, 2014, to serve as a director of both the Company and Astoria Federal.

Ms. Carlin, 57, a seasoned executive and board director, is currently providing risk management consulting services to significant institutions. Ms. Carlin retired from Morgan Stanley Group in 2012, having previously spent 30 years serving Credit Suisse Group and Morgan Stanley Group in a number of legal, regulatory and risk management positions. She served as Managing Director for Morgan Stanley Group from 2006 – 2012, during which time she served as Global Head, Financial Holding Company Governance and Assurance Department and the Operational Risk Management Department. In this role she advised and counseled the CEO and senior management on matters affecting corporate governance and operational risk. From 2003 – 2006, she served as Managing Director and Global Head of the Bank Operational Risk Oversight Department for Credit Suisse Group. Ms. Carlin is currently a member of the Board of Directors of PHH Corporation, a NYSE listed company, chairing the Regulatory Oversight Committee and is a member of the Audit Committee and the Finance and Risk Management Committee.

Ms. Carlin holds a J.D. from the Benjamin N. Cardozo School of Law, and a B.A. in Political Science from State University of New York at Stony Brook.

Commenting on Ms. Carlin's appointment, Ralph F. Palleschi, Chairman of the Board of the Company and Astoria Federal and Monte N. Redman, a director, President and Chief Executive Officer of both organizations, stated, "We are delighted that Jane will be joining the Boards of both Astoria Financial Corporation and Astoria Federal. Her extensive management experience coupled with her strong background in legal, regulatory affairs and operational risk management, will serve us well as we execute our business plan and implement strategies to enhance shareholder value."

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $16.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.1 billion, is the second largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering nine states and the District of Columbia and multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com